                             Tuscarora Incorporated
                EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE


                                                                     Three Months Ended               Nine Months Ended
                                                                           May 31,                          May 31,
                                                                   1996               1995           1996             1995
                                                                  -----              -----          -----            -----
                                                                            (In thousands, except per share data)
PRIMARY
   Weighted average number of
     shares of Common Stock
     outstanding                                                  6,266              6,153          6,230            6,150
   Net effect of dilutive stock
     options - based on the
     treasury stock method using
     average market price                                           128                124            127              106
                                                                  -----              -----          -----            -----

           TOTAL                                                  6,394              6,277          6,357            6,256
                                                                  =====              =====          =====            =====

   Net income                                                     2,371              2,345          7,512            6,686
                                                                  =====              =====          =====            =====

   Per share amount                                               $ .37              $ .37          $1.18            $1.07
                                                                  =====              =====          =====            =====


FULLY DILUTED
   Weighted average number of
     shares of Common Stock
     outstanding                                                  6,266              6,153          6,230            6,150
   Net effect of dilutive stock
     options - based on the
     treasury stock method using
     greater of average market
     price or closing market price                                  130                124            130              123
                                                                  -----              -----          -----            -----

           TOTAL                                                  6,396              6,277          6,360            6,273
                                                                  =====              =====          =====            =====

   Net income                                                     2,371              2,345          7,512            6,686
                                                                  =====              =====          =====            =====

   Per share amount                                               $ .37              $ .37          $1.18            $1.07
                                                                  =====              =====          =====            =====





                                       14